Exhibit 99.1

BeOne Medicines Announces IMDELLTRA Royalty Purchase Agreement for up to $950 Million
•Royalty Pharma to acquire rights to BeOne’s royalties on IMDELLTRA® (tarlatamab-dlle) worldwide (ex-China) sales for up to $950 million
•IMDELLTRA is a first-in-class DLL-3 targeting bispecific T-cell engager, indicated for the treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC) with disease progression on or after platinum-based chemotherapy
SAN CARLOS, Calif. – August 25, 2025 – BeOne Medicines Ltd. (Nasdaq: ONC; HKEX: 06160; SSE: 688235), a global oncology company, today announced it has entered into an agreement to sell its royalty rights on the worldwide sales, excluding China, of Amgen’s IMDELLTRA® (tarlatamab-dlle) for up to $950 million to Royalty Pharma (Nasdaq: RPRX).
Under the terms of the agreement, BeOne will receive an upfront payment of $885 million, with the option to sell remaining royalties within 12 months for up to $65 million. BeOne will share in a portion of the royalty on annual sales above $1.5 billion, and will maintain royalty and all other rights to other assets under the terms of the existing collaboration with Amgen, including xaluritamig, a first-in-class STEAP1 x CD3 XmAb currently being studied in patients with metastatic castration-resistant prostate cancer (mCRPC).
IMDELLTRA is a first-in-class immunotherapy that binds to both DLL3 on tumor cells and CD3 on T cells, activating T cells to kill DLL3-expressing cells. IMDELLTRA is approved in the United States for patients with extensive-stage small cell lung cancer (ES-SCLC) who have progressed on or after receiving platinum-based chemotherapy.
“Today’s announcement is testament to the value of our long-term collaboration with Amgen, the developer of IMDELLTRA, who recognized the potential of BeOne in advancing their oncology pipeline,” said John V. Oyler, Co-Founder, Chairman and CEO of BeOne. “In the five years since entering into this collaboration, we have executed with purpose in advancing our mission to deliver multiple transformative medicines to more patients worldwide.”
“This agreement meaningfully accelerates value realization for BeOne, while preserving continued participation in the long-term potential of IMDELLTRA,” said Aaron Rosenberg, Chief Financial Officer, BeOne. "A strong balance sheet is a hallmark of the most successful companies in our industry, and this transaction provides increased operational and strategic flexibility as we continue to execute our business strategy for the long term.”
About IMDELLTRA® (tarlatamab-dlle)
IMDELLTRA is a first-in-class immunotherapy that binds to both DLL3 on tumor cells and CD3 on T cells, activating T cells to kill DLL3-expressing cells. This results in the formation of a cytolytic synapse with lysis of the cancer cell. DLL3 is a protein that is expressed on the surface of SCLC cells in the vast majority of patients with SCLC, but is minimally expressed on healthy cells, making it an exciting target.

Exhibit 99.1

Tarlatamab is being investigated in multiple studies including DeLLphi-303, a Phase 1b study evaluating tarlatamab in combination with standard of care therapies in first-line ES-SCLC; DeLLphi-304, a randomized Phase 3 trial comparing tarlatamab monotherapy with standard of care chemotherapy in second-line treatment of ES-SCLC; DeLLphi-306, a randomized placebo-controlled Phase 3 trial of tarlatamab following concurrent chemoradiotherapy in limited-stage SCLC; DeLLphi-308, a Phase 1b study evaluating subcutaneous tarlatamab in second line or later ES-SCLC; and DeLLphi-309, a Phase 2 study evaluating alternative intravenous dosing regimens with tarlatamab in second-line ES-SCLC.
About BeOne Medicines
BeOne Medicines is a global oncology company domiciled in Switzerland that is discovering and developing innovative treatments that are more affordable and accessible to cancer patients worldwide. With a portfolio spanning hematology and solid tumors, BeOne is expediting development of its diverse pipeline of novel therapeutics through its internal capabilities and collaborations. With a growing global team of more than 11,000 colleagues spanning six continents, the Company is committed to radically improving access to medicines for far more patients who need them.
To learn more about BeOne, please visit www.beonemedicines.com and follow us on LinkedIn, X, Facebook and Instagram.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding: the total amount of proceeds that BeOne will receive from the sale of IMDELLTRA royalty rights; the exercise of BeOne’s option to sell the remaining IMDELLTRA royalty rights; the benefits of the transaction; and BeOne’s plans, commitments, aspirations, and goals under the heading “About BeOne.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeOne's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing, and progress of clinical trials and marketing approval; BeOne's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeOne's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeOne's reliance on third parties to conduct drug development, manufacturing, commercialization, and other services; BeOne’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development of its drug candidates and achieve and maintain profitability; and those risks more fully discussed in the section entitled “Risk Factors” in BeOne’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeOne's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeOne undertakes no duty to update such information unless required by law.

Exhibit 99.1

Investor Contact	Media Contact
Liza Heapes	Navneet Miller
+1 857-302-5663	+1 857-301-6440
ir@beonemed.com	media@beonemed.com

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